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                                                                      Exhibit 12
                                                                      ----------

              PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
               Computation of Ratio Of Earnings to Fixed Charges
                             (Dollars in Millions)

                                                                       Year Ended December 31,
                                                             ------------------------------------------    Nine Months Ended
                                                               1995     1996     1997     1998     1999    September 30, 2000
                                                               ----     ----     ----     ----     ----    ------------------
Earnings:
      Earnings before income taxes and net earnings in
        equity affiliates                                    $1,231   $1,221   $1,165   $1,264   $  945                $  825
      Plus:
           Fixed charges exclusive of capitalized interest      107      118      128      135      164                   159
           Amortization of capitalized interest                  12       13       13       12       10                     7
           Adjustments for equity affiliates                     14       15       14       16       16                    18
                                                             ----------------------------------------------------------------
                      Total                                  $1,364   $1,367   $1,320   $1,427   $1,135                $1,009
                                                             ================================================================
Fixed Charges:
      Interest expense including amortization of debt
        discount/premium and debt expense                    $   85   $   96   $  105   $  110   $  133                $  130
      Rentals - portion representative of interest               22       22       23       25       31                    29
                                                             ----------------------------------------------------------------
      Fixed charges exclusive of capitalized interest           107      118      128      135      164                   159
      Capitalized interest                                        9       12       10        9       11                    12
                                                             ----------------------------------------------------------------
                      Total                                  $  116   $  130   $  138   $  144   $  175                $  171
                                                             ================================================================

Ratio of earnings to fixed charges                             11.8     10.5      9.6      9.9      6.5                   5.9
                                                             ================================================================